Exhibit 10.2

CREDIT SUPPORT AND SUBORDINATION AGREEMENT

THIS CREDIT SUPPORT AND SUBORDINATION AGREEMENT (this “Agreement”) is made and entered into as of June 3, 2011, by and among Micron Technology, Inc., a Delaware corporation (“Micron”), Micron Japan, Ltd., a Japanese corporation and wholly owned subsidiary of Micron (“MJP” and, together with Micron, the “Micron Parties”), Tower Semiconductor Ltd., an Israeli company (“Tower”), Towerjazz Japan, Ltd. whose address is 302-2 Aza Oikenoue Hirano-cho Nishiwaki-shi Hyogo, Japan, a Japanese corporation and, from and after the Closing (as defined below) an indirect, wholly owned subsidiary of Tower (“Newco”), and Towerjazz Japan, Ltd. whose address is c/o DLA Piper Tokyo Partnership, Meiji Seimei Kan 7f, 1-1, Marunouchi 2-chome, Chiyoda-ku, Tokyo, Japan, a Japanese corporation and wholly owned subsidiary of Tower (“Acquisition Sub” and, together with Tower and Newco, the “Tower Parties”).  Micron, MJP, Tower, Newco and Acquisition Sub are from time to time referred to herein individually as a “Party” and collectively as “Parties”.

RECITALS

A.           The Micron Parties and the Tower Parties are parties to that certain Master Agreement, dated as of May 25, 2011 (the “Master Agreement”), which provides for, among other things, (i) the transfer of certain assets by MJP to Newco, and the assumption by Newco of certain liabilities of MJP, through a company split (Shinsetsu Bunkatsu) (the “Company Split”) and (ii) the acquisition by Acquisition Sub of all of the outstanding shares of Newco immediately following the Company Split (the “Share Acquisition” and, together with the Company Split, the “Transactions”).

B.           In connection with the Transactions, the Micron Parties, Newco and Acquisition Sub are entering into a Supply Agreement, dated as of the date hereof (the “Supply Agreement”), which, among other things, provides for the manufacture and sale of probed semiconductor wafers by Newco for and to the Micron Parties.

C.           In order to ensure the continuity of supply of probed wafers from Newco to the Micron Parties during the terms of the Supply Agreement and to ensure the Tower Parties’ compliance with their respective obligations under the Supply Agreement, and as a material inducement for the Micron Parties to consummate the Transactions, the Parties have agreed to enter into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises, and the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
DEFINITIONS

For all purposes of and under this Agreement, the following terms shall have the following meanings:

1.1           “Accelerated Purchase Right” means Micron’s rights to place additional purchase orders for Wafers and/or Services (as such terms are defined in the Supply Agreement) as specified in Section 9 of the Supply Agreement.

1.2           “Acquisition Sub” has the meaning ascribed to such term in the Preamble.

1.3           “Additional Permitted Indebtedness” has the meaning ascribed to such term in Section 3.2(g).

1.4           “Agreed Valuation Firm” has the meaning ascribed to such term in Section 6.2.

1.5           “Agreement” has the meaning ascribed to such term in the Preamble.

1.6           “affiliate” of any Person means any Person that controls, is controlled by, or is under common control with such Person.  As used herein, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or other interests, by contract or otherwise.

1.7           “Appraisal Firm” means (a) if the Parties are able to agree upon an Agreed Valuation Firm, such Agreed Valuation Firm and (b) if the Parties are unable to agree upon an Agreed Valuation Firm, any one or more of (1) the Tower Appraiser, (2) the Micron Appraiser and (3) the Third Appraiser, as the context may require.

1.8           “Appraisal Report” has the meaning ascribed to such term in Section 6.2.

1.9           “Appraised Fair Market Value” has the meaning ascribed to such term in Section 6.23.

1.10           “Bankruptcy Event” means any of the following:

(a)           any Tower Party or any material Subsidiary thereof institutes or consents to the institution of any proceeding under any Bankruptcy Law; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed or not withdrawn for 30 calendar days; or any proceeding under any Bankruptcy Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed for 30 calendar days, or an order for relief is entered in any such proceeding; or

(b)           (i) any Tower Party or any material Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(c)           (i) any Tower Party or any material Subsidiary thereof makes a general assignment for the benefit of or a composition with its creditors; or (ii) any Tower Party or any material Subsidiary thereof takes any corporate action or other steps are taken or Proceedings are started or are consented to or any Order is made for its winding-up, liquidation, bankruptcy, dissolution, administration or re-organisation (or for the suspension of payments generally or any process giving protection against creditors) or for the appointment of a liquidator, receiver, administrator, administrative receiver or similar officer of it or of all or any part of its revenues or assets or such a person is appointed, which action, steps, Proceedings or Order are not cancelled or withdrawn within 30 (thirty) days of the occurrence or institution thereof; or (iii) any execution, attachment, sequestration or other process arising out of any claim by any third party against any Tower Party or any material Subsidiary thereof, save in respect of this clause (iii) where: (x) such Tower Party or such Subsidiary is in good faith on reasonable grounds, contesting the execution, attachment, sequestration or other process by appropriate Proceedings diligently pursued; (y) the Micron Parties are satisfied that the ability of such Tower Party to comply with its obligations under the Transaction Documents will not be adversely affected whilst such distress, execution, attachment, diligence or other process is being so contested; and (z) such process as aforesaid is cancelled or withdrawn not later than 30 (thirty) days after the institution thereof.

1.11           “Bankruptcy Laws” means the Bankruptcy Code of the United States, the Israeli Companies Ordinance [New Version], 1983, the Bankruptcy Law, Civil Rehabilitation Law and Corporate Reorganization Law of Japan, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States, Japan, Israel or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

1.12           “Business” has the meaning ascribed to such term in the Master Agreement.

1.13           “Business Assets” has the meaning ascribed to such term in the Master Agreement.

1.14           “business day” means a day that is not a Saturday, a Sunday or a statutory or civic holiday in New York, New York, Tel Aviv, Israel or Tokyo, Japan or any other day on which banking institutions are not required to be open in New York, New York, Tel Aviv, Israel or Tokyo, Japan.

1.15           “Business Plan” means the business plan of Tower attached hereto as Exhibit A.

1.16           “Business Tools” has the meaning ascribed to such term in the Master Agreement.

1.17           “Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

1.18           “Cash Equivalents” means any of the following types of Investments, to the extent owned by Newco or any of its Subsidiaries, as applicable, free and clear of all Liens (other than Liens created under the Collateral Documents and other Liens expressly permitted hereunder):

(a)           readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America, Japan or any agency or instrumentality (or Japanese equivalent) thereof having maturities of not more than 360 days from the date of acquisition thereof, provided that the full faith and credit of the United States of America is pledged in support thereof;

(b)           time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is organized under the laws of the United States of America, Japan, any state or Japanese prefecture thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, Japan, any state or Japanese prefecture thereof or the District of Columbia, and is a member of the Federal Reserve System (or Japanese equivalent), (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 90 days from the date of acquisition thereof;

(c)           commercial paper issued by any Person organized under the laws of any state of the United States of America or any prefecture of Japan and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof; and

(d)           Investments, classified in accordance with GAAP as current assets of Newco or any of its Subsidiaries, as applicable, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.

1.19           “Change of Ownership” means (a) a “Change of Ownership” as such term is defined in the Tower Facility Agreement, (b) prior to the Merger, if Tower ceases to directly own 100% of the Equity Interests of Acquisition Sub, or otherwise control Acquisition Sub, (c) prior to the Merger, if Acquisition Sub ceases to directly own 100% of the Equity Interests of Newco, or otherwise control Newco (except for the Repurchase) or (d) after the Merger, if Tower ceases to directly own 100% of the Equity Interests of the surviving entity of the Merger, or otherwise control such surviving entity.

1.20           “Class I Trigger Event” means a Trigger Event specified under clause (c), (i) or (o) of the definition of “Trigger Event” herein.

1.21           “Class II Trigger Event” means a Trigger Event specified under clause (a), (b), (d), (f), (g), (h), (j), (k), (l), (m) or (n) of the definition of “Trigger Event” herein.

1.22           “Class III Trigger Event” means a Trigger Event specified under clause (e) of the definition of “Trigger Event” herein.

1.23           “Closing” has the meaning ascribed to such term in the Master Agreement.

1.24           “Closing Date” has the meaning ascribed to such term in the Master Agreement.

1.25           “Collateral” means all of the “Collateral”, “Factory Foundation”, “Property”, “Pledged Assets (tanpo butsu)” and “Pledged Claim (tanpo taisho saiken)” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of Micron or MJP and their respective successors and assigns.

1.26           “Collateral Documents” means, collectively, the Mortgages, the Security Assignments, related registrations of changes, security agreements, supplements thereto and other similar agreements delivered to Micron and MJP pursuant to this Agreement, any Mortgage or any Security Assignment, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of Micron or MJP and their respective successors and assigns.

1.27           “Company Split” has the meaning ascribed to such term in the Recitals.

1.28           “Competitor” has the meaning ascribed to such term in the Master Agreement.

1.29           “Consent” means any approval, consent, permit, ratification, waiver, license, exemption, filing, registration or authorization (including any governmental Consent).

1.30           “Consolidated Debt Service Coverage Ratio” means, at any date of determination, the ratio of (a) the sum of (i) Consolidated EBITDA plus (ii) cash and Cash Equivalents on the first day of the then current Quarter to (b) the sum of (i) Consolidated Finance Charges plus (ii) the aggregate principal amount of all principal payments or redemptions or similar acquisitions for value of outstanding Indebtedness for borrowed money, plus (iii) rentals and operating lease expenses of real property, personal property or mixed property, in each case, of or by Newco and its Subsidiaries for the then current Quarter.

1.31           “Consolidated EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income of Newco and its Subsidiaries for the applicable period plus (a) the following on a consolidated basis to the extent deducted in calculating such Consolidated Net Income:  (i) Consolidated Finance Charges, (ii) the provision for Federal, state, local and foreign income tax expenses, (iii) depreciation and amortization expense and (iv) other non-recurring expenses reducing such Consolidated Net Income which do not represent a cash item in such period or any future period (in each case of or by Newco and its Subsidiaries for such period) and minus (b) the following on a consolidated basis to the extent included in calculating such Consolidated Net Income:  (i) Federal, state, local and foreign income tax credits and (ii) all non-cash items increasing Consolidated Net Income (in each case of or by Newco and its Subsidiaries for such period); provided that solely for purposes of determining Consolidated EBITDA for Section 4.1 (and not for Section 4.2), (1) for the Measurement Period ending on September 30, 2011, the amount of Consolidated EBITDA for the Measurement Period then ended shall equal the Consolidated EBITDA for the Quarter ending on September 30, 2011 multiplied by four; (2) for the Measurement Period ending on December 31, 2011, the amount of Consolidated EBITDA for the Measurement Period then ended shall equal the sum of (x) the Consolidated EBITDA for the Quarter then ended multiplied by three plus (y) the Consolidated EBITDA for the Quarter ended on September 30, 2011; (3) for the Measurement Period ending on March 31, 2012, the amount of Consolidated EBITDA for the Measurement Period then ended shall equal the sum of (x) the Consolidated EBITDA for the Quarter then ended multiplied by two plus (y) the Consolidated EBITDA for the Quarter ended on September 30, 2011 plus (z) the Consolidated EBITDA for the Quarter ended on December 31, 2011; and (4) for all Measurement Periods ending on June 30, 2012 or later, the amount of Consolidated EBITDA for the Measurement Period then ended shall equal the Consolidated EBITDA for the Quarter then ended plus the Consolidated EBITDA for the three immediately prior Quarters.

1.32           “Consolidated Finance Charges” means, for any applicable period, the sum of (a) all interest, premium expenses, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, or any type of financing expense which is not interest, in each case to the extent treated as interest or a financing expense in accordance with GAAP, (b) all interest and financing expenses paid or payable with respect to discontinued operations and (c) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP, in each case, of or by Newco and its Subsidiaries on a consolidated basis for the most recently completed applicable period.

1.33           “Consolidated Net Income” means, at any date of determination, the net income (or loss) of Newco and its Subsidiaries on a consolidated basis for the applicable period; provided that Consolidated Net Income shall exclude (a) extraordinary gains and extraordinary losses for such period, (b) the net income of any Subsidiary during such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its constitutive documents or any agreement, instrument or law applicable to such Subsidiary during such period, except that Newco’s equity in any net loss of any such Subsidiary for such period shall be included in determining Consolidated Net Income, and (c) any income (or loss) for such period of any Person if such Person is not a Subsidiary, except that Newco’s equity in the net income of any such Person for such period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to Newco or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to Newco as described in clause (b) of this proviso).

1.34           “Contracts” means any agreement, contract, obligation, promise or undertaking, whether oral or written, that is legally binding.

1.35           “Cured” means, with respect to a Potential Event of Default, either actual compliance by Tower or the applicable Subsidiary thereof with, or execution and delivery of a definitive amendment or permanent waiver to, the relevant financing documents under which such Potential Event of Default arises, in each case, which permanently eliminates such Potential Event of Default under such financing documents.

1.36           “Default” means any event or condition that constitutes an event of default or other event or that, with the giving of any notice, the passage of time, or both, would be an event of default or such other event (including, for avoidance of doubt, a Potential Event of Default).

1.37           “Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

1.38           “Distribution” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.

1.39           “Enforcement Action” means (a) to take from or for the account of Newco, Acquisition Sub or any guarantor of the Subordinated Intercompany Debt, by set-off or in any other manner, any moneys which may be owing by Newco, Acquisition Sub or any such guarantor in respect of the Subordinated Intercompany Debt, (b) to sue for payment of, or to initiate or participate with others in any suit, action or proceeding against Newco, Acquisition Sub or any such guarantor to (i) enforce payment of or to collect any Subordinated Intercompany Debt or (ii) commence judicial enforcement of any of the rights and remedies under the Subordinated Debt Documents or applicable law with respect to any Subordinated Intercompany Debt, (c) to accelerate the Subordinated Intercompany Debt or (d) to take any action under any applicable law or under any contract or agreement, to enforce, collect, set-off against, foreclose upon, take possession of or sell or otherwise dispose of any assets or properties of Newco, Acquisition Sub or any such guarantor.

1.40           “Environmental Matter” has the meaning ascribed to such term in the Master Agreement.

1.41           “Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exercisable or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

1.42           “Excluded Tools” means any equipment or tools purchased by any of the Tower Parties following the date hereof for use in or to support the operations of Newco.  The term “Excluded Tools” shall not include any of the Business Assets.

1.43           “Fab” has the meaning ascribed to such term in the Master Agreement.

1.44           “GAAP” means (a) with respect to Tower and its Subsidiaries on a consolidated basis, generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied, and (b) with respect to Acquisition Sub and Newco, generally accepted accounting principles in Japan set forth in the opinions and pronouncements of the Japanese equivalent of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in Japan, that are applicable to the circumstances as of the date of determination, consistently applied.

1.45           “Governmental Authority” means the government of the United States, Japan, Israel or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any applicable supra-national bodies).

1.46           “Group” means Tower, any Subsidiary thereof and any other entity the accounts of which are in accordance with GAAP to be consolidated with the consolidated financial statements of Tower.

1.47           “Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

1.48           “Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not deemed to be indebtedness or liabilities in accordance with GAAP:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)           net obligations of such Person under any Swap Contract;

(d)           all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the Ordinary Course of Business and not past due for more than 60 days after the date on which such trade account was created);

(e)           indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)           all attributable indebtedness in respect of capitalized leases and synthetic lease obligations of such Person and all synthetic debt of such Person;

(g)           all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)           all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

1.49           “Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

1.50           “Jazz” means Jazz Technologies, Inc., a Delaware corporation.

1.51           “Lead Investors” means, collectively, (a) Israel Corporation Ltd., an Israeli company, (b) Sandisk Corporation, a Delaware corporation, (c) Alliance Semiconductor Corporation, a Delaware corporation, and (d) Macronix International Co. Ltd., a Taiwanese company.

1.52           “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

1.53           “Micron” has the meaning ascribed to such term in the Preamble.

1.54           “Micron Parties” has the meaning ascribed to such term in the Preamble.

1.55           “Master Agreement” has the meaning ascribed to such term in the Recitals.

1.56           “Material Adverse Effect” means any effect which is or is likely to be materially adverse to: (a) the business or financial condition of any Tower Party, or of Acquisition Sub, Newco and their respective Subsidiaries taken as a whole, or of Tower and its Subsidiaries taken as a whole; (b) the successful implementation of the Business Plan; or (c) the ability of any Tower Party to perform its obligations under any of the Transaction Documents.

1.57           “Material Contracts” means any Contract to which Newco, Acquisition Sub or any of their respective Subsidiaries is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

1.58           “Material Debt” means any Indebtedness of, or Guarantee of any Indebtedness by, Newco, Acquisition Sub or any of their respective Subsidiaries having an aggregate principal amount (including undrawn committed or available amounts) of more than $1,000,000.

1.59           “Measurement Period” means, at any date of determination, the most recently completed four consecutive Quarters of Newco.

1.60           “Merger” means the merger or consolidation of Newco with and into Acquisition Sub or of Acquisition Sub with and into Newco.

1.61           “Micron Appraiser” means a third-party appraisal firm selected by the Micron Parties.

1.62           “MJP” has the meaning ascribed to such term in the Preamble.

1.63           “Mortgages” means, collectively, (a) the Factory Foundation Revolving Mortgage (Kojo Zaidan Neteitoken) Agreement dated as of the date hereof between Newco and Micron, (b) the Factory Foundation Revolving Mortgage (Kojo Zaidan Neteitoken) Agreement dated as of the date hereof between Newco and MJP, (c) the Revolving Mortgage (Neteitoken) Agreement dated as of the date hereof between Newco and Micron and (d) the Revolving Mortgage (Neteitoken) Agreement dated as of the date hereof between Newco and MJP, in each case as amended and supplemented from time to time.

1.64           “Net Proceeds” means the aggregate consideration received by an applicable Tower Party in respect of a Disposition of assets (including shares) by such Tower Party to any third party after deduction of:  (a) all amounts paid or provided for or on account of taxes applicable to, or to any gain resulting from, the Disposition as aforesaid or the discharge of any liability secured on the relevant assets (including VAT), and (b) all costs, fees, expenses and the like properly incurred by such Tower Party in arranging and effecting such Disposition.

1.65           “Newco” has the meaning ascribed to such term in the Preamble.

1.66           “Newco Assets” means (i) all shares of capital stock of Newco and (ii) all Transferred Tools and all other assets of Newco, other than the Excluded Tools.

1.67           “Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Tower Party arising under the Supply Agreement, this Agreement or any other Transaction Document or otherwise with respect to any Collateral, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Tower Party or any affiliate thereof of any proceeding under any Bankruptcy Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

1.68           “Order” means any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Authority or by any arbitrator.

1.69           “Ordinary Course of Business” means, with respect to any Person an action that:  (a) is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person, and (b) is similar in nature and magnitude to activities customarily taken in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

1.70           “Permitted Indebtedness” means, collectively, Additional Permitted Indebtedness and Permitted Working Capital Indebtedness.

1.71           “Permitted Interest Payments” means, in respect of any Subordinated Intercompany Debt, regularly scheduled (and not default or compounded) interest on such Subordinated Intercompany Debt due and payable by Newco or Acquisition Sub on a non-accelerated basis under the Subordinated Debt Documents (as such Subordinated Debt Documents are in effect on the date hereof) to Acquisition Sub or Tower, respectively, in each case at a rate not exceeding 2.0% per annum.

1.72           “Permitted Working Capital Indebtedness” has the meaning ascribed to such term in Section 3.2(f).

1.73           “Person” means any individual, corporation, partnership, firm, association, joint venture, joint stock company, trust, unincorporated organization or other entity, including any Governmental Authority.

1.74           “Potential Trigger Event” means any event or condition that, with the giving of any notice, the passage of time, or both, would be a Trigger Event.

1.75           “Potential Event of Default” means any event or condition that, with the giving of any notice, the passage of time, or both, would be an event of default or other event.

1.76           “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before or otherwise involving, any Governmental Authority, arbitrator or mediator.

1.77           “Purchase Notice” has the meaning ascribed to such term in Section 6.3.

1.78           “Purchase Period” has the meaning ascribed to such term in Section 6.3.

1.79           “Purchaser” has the meaning ascribed to such term in Section 6.4.

1.80           “Quarter” means each period commencing on the day after a Quarter Day and ending on the next following Quarter Day.

1.81           “Quarter Day” means 31 March, 30 June, 30 September and 31 December in any year and “Quarter Day” means any of them.

1.82           “Related Documents” means, collectively, the Master Agreement and the “Ancillary Agreements” (as such term is defined in the Master Agreement).

1.83           “Repurchase” means the purchase by MJP of all the Newco Assets pursuant to Article VI.

1.84           “Responsible Officer” means, with respect to any Tower Party, the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of such Tower Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Tower Party shall be conclusively presumed to have been authorized by all necessary corporate or other action on the part of such Tower Party, and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Tower Party.

1.85           “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

1.86           “Security Assignments” means, collectively, (a) the Agreement Regarding the Creation of Security Interest (Inventory) dated as of the date hereof among Micron, MJP and Newco, (b) the Agreement Regarding the Creation of Security Interest (Accounts Receivable) dated as of the date hereof among Micron, MJP and Newco, and (c) the Agreement Regarding the Creation of Security Interest (Machinery) dated as of the date hereof among Micron, MJP and Newco, in each case as amended and supplemented from time to time.

1.87           “Share Acquisition” has the meaning ascribed to such term in the Recitals.

1.88           “Sputter Tools” has the meaning ascribed to such term in the Master Agreement.

1.89           “Subordinated Creditors” means the Tower, Acquisition Sub and any other holder of Subordinated Intercompany Debt.

1.90           “Subordinated Debt Documents” means, collectively, (a) each Subordinated Note and (b) all related notes, guarantees, documents, agreements and instruments now existing or hereinafter entered into evidencing or pertaining to all or any portion of the Subordinated Intercompany Debt, all as modified, supplemented or refinanced from time to time.

1.91           “Subordinated Debt Distribution” shall mean, with respect to any indebtedness, obligation or security, (a) any payment or distribution by any Person of cash, securities or other property, including by the application of proceeds from the disposition of collateral, by set-off or otherwise, on account of or to pay principal, interest or any other obligation owing in respect of such indebtedness, obligation or security, (b) any redemption, purchase or other acquisition of such indebtedness, obligation or security by any Person or (c) the granting of any lien or security interest to or for the benefit of the holders of such indebtedness, obligation or security in or upon any property of any Person.

1.92            “Subordinated Intercompany Debt” means all obligations, liabilities and indebtedness of every nature of (i) Newco from time to time owed to Acquisition Sub, Tower or any of their respective subsidiaries, successors or assigns under the Subordinated Debt Documents and (ii) Acquisition Sub owed to Newco, Tower or any of their respective subsidiaries, successors or assigns under the Subordinated Debt Documents, in each case including the principal amount of all debts, claims and indebtedness, accrued and unpaid interest and all fees, costs and expenses, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and from time to time hereafter owing, due or payable, whether before or after a Bankruptcy Event together with (a) any amendments, refinancings, modifications, renewals, increases or extensions thereof and (b) any interest, fees, expenses, premiums or other amounts accruing thereon after the commencement of a Bankruptcy Event, without regard to whether or not such interest, fees, expenses, premiums or other amounts are allowed or allowable in whole or in part in any such Bankruptcy Event.

1.93           “Subordinated Notes” means, collectively, (a) the unsecured Loan Agreement dated as of the date hereof between Acquisition Sub, as the lender thereunder, and Newco, as the borrower thereunder, (b) the unsecured Loan Agreement dated as of the date hereof between Tower, as the lender thereunder, and Acquisition Sub, as the borrower thereunder, in each case as modified, supplemented or refinanced from time to time.

1.94           “Subordination Termination Date” means the second anniversary of the date of this Agreement, provided that (a) the prior indefeasible payment and performance in full and in cash of all Obligations has occurred and (b) no Trigger Event or Potential Trigger Event has occurred and is continuing.

1.95           “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Tower.

1.96           “Supply Agreement” has the meaning ascribed to such term in the Recitals.

1.97           “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “swap master agreement”), including any such obligations or liabilities under any swap master agreement.

1.98           “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any internationally recognized dealer in such Swap Contracts.

1.99           “Third Appraiser” means a third-party appraisal firm agreed to by the Micron Appraiser and the Tower Appraiser, or any replacement appraisal firm agreed to pursuant to Section 6.6.

1.100           “Threatened” means, with respect to any claim, Proceeding, dispute, action or other matter, that either:

(a)           any demand or statement has been made in writing or any notice has been given in writing or any other event has occurred or any other circumstance exists, that leads any Responsible Officer or chief legal officer actually to believe that such a claim will be filed or otherwise pursued in the future; or

(b)           any demand or statement has been made in writing or orally or any notice has been given in writing or orally to the effect that such a claim, Proceeding, dispute, action or other matter will be asserted, commenced, taken or otherwise pursued in the future.

1.101           “Tower” has the meaning ascribed to such term in the Preamble.

1.102           “Tower Appraiser” means a third-party appraisal firm selected by the Tower Parties.

1.103           “Tower Facility Agreement” means the Restated Facility Agreement originally made on 18 January 2001 between Tower and the Tower Lenders, as amended and restated through September 29, 2008, and as further amended as of August 17, 2009, August 16, 2010 and March 23, 2011.

1.104           “Tower Lenders” means, collectively, so long as Tower owes them any Indebtedness for borrowed money, Bank Leumi Le-Israel B.M. and Bank Hapoalim B.M.

1.105           “Tower Parties” has the meaning ascribed to such term in the Preamble.

1.106           “Transaction Documents” means this Agreement, the Supply Agreement and the Collateral Documents.

1.107           “Transactions” has the meaning ascribed to such term in the Recitals.

1.108           “Transferred Tools” means the Business Tools and the Sputter Tools.

1.109           “Trigger Event” means the occurrence of any of the following:

(a)           (i) a Default in respect of any Indebtedness of, or Guarantee of any Indebtedness by, Tower or any of its Subsidiaries (excluding however Indebtedness of or Guarantees by Jazz and its Subsidiaries) having an aggregate principal amount (including undrawn committed or available amounts) of more than (x) $19,000,000 with respect to Tower or (y) $5,000,000 with respect to any such Subsidiary, in each case the effect of which Default is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded, and in the case of a Potential Event of Default, such Potential Event of Default is not Cured within 14 calendar days of its occurrence; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which any Tower Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which any Tower Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Tower Party or such Subsidiary as a result thereof is greater than (x) $5,000,000 with respect to Tower or (y) $1,000,000 with respect to any such Subsidiary;

(b)           any Tower Party fails to perform or observe any term, covenant or agreement contained in:  (i) any provision of Section 2.1 or Section 2.10(c); or (ii) any provision of the Master Agreement;

(c)           any Tower Party fails to perform or observe any term, covenant or agreement contained in:  (i) any provision of Article III or VII (and if such failure is capable of remedy within such period, if such failure continues for more than fourteen (14) consecutive calendar days after such failure); or (ii) any provision of Article I, II, III, IV, VI, VII, VIII or IX of any Mortgage; or (iii) any provision of Article II, III, IV, V, VI, VIII, X, XII, XIII, XIV, XV or XXIII of any Security Assignment; or (iv) Acquisition Sub or Newco materially breaches any material term, covenant or agreement contained in Section 9, 11.1, 13.7 or 15 of the Supply Agreement, subject to any applicable cure periods expressly set forth therein;

(d)           there is any breach of Section 2.2 or 2.4 and, if such default is capable of remedy within such period, within seven (7) days after receipt by Newco or Acquisition Sub of written notice from any Micron Party requiring the failure to be remedied, the Tower Parties shall have failed to cure such default;

(e)           any Tower Party fails to perform or observe any term, covenant or agreement contained in any provision of Article IV;

(f)           any Tower Party fails to perform or observe any other covenant or agreement (not specified in clause (b), (c), (d) or (e) of this definition) contained in this Agreement, any Collateral Document or the Supply Agreement on such Tower Party’s part to be performed or observed and, if such failure is capable of remedy within such period, such failure continues for fourteen (14) days after receipt by Tower of written notice from any Micron Party requiring the failure to be remedied;

(g)           any representation or warranty made or repeated by or on behalf of any Tower Party in any Transaction Document, or in any certificate or statement delivered by or on behalf of any Tower Party or under any Transaction Document is incorrect or misleading in any material respect when made or deemed to be made or repeated;

(h)           any of the Transaction Documents to which a Tower Party is party shall cease to be in full force and effect in any respect or shall cease to constitute the legal, valid, binding and enforceable obligation of such Tower Party, or in the case of any Collateral Document, fail to provide effective perfected security in favor of the Micron Parties over the assets over which security is intended to be given by that Collateral Document;

(i)           any Bankruptcy Event;

(j)           there is current or pending any litigation, dispute, arbitration, administrative, regulatory or other Proceedings or enquiry concerning or involving any Tower Party or any Subsidiary thereof which is likely to have a Material Adverse Effect;

(k)           any event or series of events occur which, in the reasonable opinion of the Micron Parties, after discussion with Tower and Newco, is likely to have a Material Adverse Effect solely in respect of Newco or Acquisition Sub, including any material adverse change in the business or financial condition of Newco or Acquisition Sub or in the ability of Newco or Acquisition Sub to perform its obligations under the Transaction Documents or under the Related Documents;

(l)           any Collateral Document after delivery thereof pursuant to the Transaction Documents shall for any reason (other than pursuant to the terms thereof or to the extent expressly permitted under Section 3.1(d)) cease to create a valid and perfected, first-priority Lien on the Collateral purported to be covered thereby;

(m)           any government or Governmental Authority: (1) nationalizes, seizes or expropriates all or any substantial or material part of the assets of any Tower Party, or its share capital, or the Fab or any part thereof; or (2) assumes custody or control of such assets, or of the business or operations of the Borrower, or of its share capital or of the Fab; or (3) takes any action for the dissolution of any Tower Party (other than the Merger); or (4) takes any action that would prevent any Tower Party or its officers from carrying on its business or operations or a substantial or material part thereof, or the Fab; or

(n)           it is or becomes unlawful for any Tower Party to perform any of its material obligations under the Transaction Documents or any of its material obligations under any of the Related Documents; or

(o)           (1) a Default in respect of any Permitted Indebtedness (including any related Guarantee) of Newco or any of its Subsidiaries or in respect of any Subordinated Intercompany Debt, the effect of which Default is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause such Permitted Indebtedness or Subordinated Intercompany Debt to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Permitted Indebtedness or Subordinated Intercompany Debt to be made, prior to its stated maturity, or such related Guarantee to become payable or cash collateral in respect thereof to be demanded; or (2) any Tower Lender (or any assignee, beneficiary or designee thereof) shall exercise any of its rights or formally initiate enforcement proceedings in respect of its Lien(s) on any Subordinated Note or Subordinated Intercompany Debt (except to the extent expressly permitted under Article VII), or on the Equity Interests of Acquisition Sub, Newco or any of their respective Subsidiaries; or (3) (i) Article VII shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of Subordinated Intercompany Debt; or (ii) any Tower Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any provision of Article VII, (B) that Article VII exists for the benefit of the Micron Parties or (C) that all payments of principal of or premium and interest on the Subordinated Intercompany Debt, or realized from the liquidation of any property of any Tower Party, shall be subject to Article VII.

1.110           “United States” and “U.S.” mean the United States of America.

ARTICLE II
AFFIRMATIVE COVENANTS

From the date hereof to and including June 3, 2013:

2.1           Consultation.  The Tower Parties will consult with MJP and Micron a reasonable time prior to taking any action relating to any liquidation, winding up, dissolution, any Bankruptcy Event or any other similar event or circumstance in respect of any Tower Party, it being acknowledged by Micron and MJP that except to the extent otherwise provided by applicable law (including Bankruptcy Laws), neither Micron nor MJP shall have any consent rights whatsoever with respect to such actions.

2.2           Insurance.  Newco and Acquisition Sub will, and will cause their respective Subsidiaries to:

(a)           insure and keep insured all their respective properties and assets with reputable insurance companies or underwriters approved by the Micron Parties (such approval not to be unreasonably withheld), to such extent, at such times and against such risks, as described in the Supply Agreement and Master Agreement, and providing for not less than 30 days’ prior notice to MJP of material changes, termination, lapse or cancellation of such insurance;

(b)           procure that all the insurance required as aforesaid shall, for so long as so required, be in full force and effect and legal, valid, binding and enforceable in accordance with their respective terms;

(c)           procure that the Micron Parties are designated as loss payees thereunder and are joined as an additional named insureds thereunder as their interests may appear and shall provide for coverage to Micron regardless of a breach by Tower  and shall not be invalidated by any act or neglect of Tower and shall not be subject to co-insurance and the interests of the Micron Parties are duly noted and endorsed upon all slips, cover notes, policies or other instruments of insurance issued or to be issued in connection therewith;

(d)           promptly notify the Micron Parties of any insurance claim where the amount of such claim exceeds, individually or in the aggregate, US $1,000,000 (one million United States Dollars) (or its equivalent, on the date on which the claim is made, in the currency in which such claim is made); and

(e)           duly give a notice of assignment by way of charge in respect of all such insurance (other than under insurance policies in respect of liability of Newco or Acquisition Sub to third parties or of liability of Newco or Acquisition Sub for damage to property of third parties or of the type listed in Schedule 2.2(e) attached hereto) to the relevant insurers and such insurers shall have given acknowledgments thereof, pursuant to which, inter alia, all proceeds of such insurance are to be paid directly to the Micron Parties if a Trigger Event has occurred and is continuing and if the Micron Parties so request in writing.

Each of Newco and Acquisition Sub hereby appoints Micron as its attorney-in-fact to make proof of loss, claim for insurance and to make adjustments with insurers and to receive payment of and execute or endorse all documents, checks or drafts in connection with payments made as a result of such insurance policies; provided that Micron may, in such event, settle claims only on a reasonable basis and in good faith.  Such appointment is irrevocable and coupled with an interest.  Micron shall not act as such attorney in fact unless a Trigger Event has occurred and is continuing.

2.3           Consents.  Newco and Acquisition Sub will, and will cause their respective Subsidiaries to, obtain every Consent required to perform its obligations under this Agreement or any other Transaction Document and ensure that: (i) none of the Consents is revoked, cancelled, suspended, withdrawn, terminated, expires or is not renewed or otherwise ceases to be in full force and effect; and (ii) no Consent is modified and that it does not commit any breach of the terms or conditions of any Consent (save for a breach which cannot be a cause for revocation of such Consent or for variation thereof materially adverse to any Tower Party).  Newco and Acquisition Sub will promptly furnish to the Micron Parties certified copies of all Consents.

2.4           Material Contracts.  Newco and Acquisition Sub will, and will cause their respective Subsidiaries to, comply with the terms of each of the Material Contracts, save for any non-compliance which: (i) is not material; and (ii) cannot constitute (including with the passage of time or the giving of notice) a cause of action permitting cancellation of any such Material Contract or any variation thereof materially adverse to Newco or Acquisition Sub.  Newco and Acquisition Sub shall use their best efforts to procure that all Material Contracts entered into after the date hereof are duly pledged to the Micron Parties by way of first-ranking fixed charge (assignment by way of charge) under the Collateral Documents and otherwise perfected in accordance with their terms.

2.5           Organizational Documents.  Newco and Acquisition Sub will, and will cause their respective Subsidiaries to, not amend its charter, bylaws or other constitutive documents in any respect materially adverse to the interests of the Micron Parties under this Agreement, the Collateral Documents or the Supply Agreement, without the prior written consent of the Micron Parties.

2.6           Change of Business.  Newco and Acquisition Sub will, and will cause their respective Subsidiaries to, (a) not make or threaten to make any substantial change in the nature of its business, and (b) not carry on any business other than the Business.

2.7           Financial and Other Reports by Tower.    The Tower Parties will promptly deliver to Micron and MJP a copy of any and all financial statements, reports, notices and other documents and information required to be delivered by Tower to the Tower Lenders under (a) Sections 16.1, 16.2, 16.5, 16.14.1 and 16.25 of the Tower Facility Agreement and (b) to the extent relating to Newco, Acquisition Sub or their respective Subsidiaries or properties, Sections 16.9.2 and 16.12 of the Tower Facility Agreement.

2.8           Financial Statements; Other Information.    The Tower Parties will also deliver to Micron and MJP (except the extent delivered pursuant to Section 2.7):

(a)           as soon as available, but in any event within 90 days after the end of each fiscal year of Tower, Acquisition Sub and Newco (commencing with the fiscal year ending on December 31, 2011), a consolidated balance sheet of Tower and its Subsidiaries, of Acquisition Sub and of Newco, respectively, as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders' equity, and cash flows of Tower and its Subsidiaries, of Acquisition Sub and of Newco, respectively, for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Deloitte Touche Tomatsu or other “Big Four” accounting firm appointed by Tower as its independent auditor, which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any "going concern" or like qualification or exception;

(b)           as soon as available, but in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year of Tower, Acquisition Sub and Newco (commencing with the fiscal quarter ending on September 30, 2011), a consolidated balance sheet of Tower and its Subsidiaries, of Acquisition Sub and of Newco, respectively, as at the end of such fiscal quarter, and the related consolidated statements of income or operations, changes in shareholders' equity, and cash flows for such fiscal quarter (or with respect to the second Quarter, for the relevant half-year), in the same format as the “Unaudited Tower Interim Financials” (as such term is defined in the Master Agreement), setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year (or with respect to the second Quarter, for the relevant, corresponding half-year of the previous fiscal year), all in reasonable detail, which financial statements shall have been reviewed by Deloitte Touche Tomatsu or other “Big Four” accounting firm appointed by Tower as its independent auditor in accordance with Statement on Auditing Standards No. 100, which review shall be accompanied by a report from Deloitte Touche Tomatsu (or such other “Big Four” accounting firm) to the effect that neither Tower and its Subsidiaries, on a consolidated basis, or Acquisition Sub or Newco, are subject to a "going concern" or like qualification or exception as of the end of the period covered by such review;

(c)           concurrently with the delivery of the annual and quarterly financial statements referred to in Sections 2.7 and 2.8, a report, in the form and substance reasonably satisfactory to the Micron Parties comparing actual results with projected results of Newco and Acquisition Sub (including separately for the Fab);

(d)           as soon as available, but in any event within 31 days after the first day of each fiscal year of Acquisition Sub and Newco, an annual business plan and budget of Acquisition Sub, Newco and their Subsidiaries on a consolidated basis, including forecasts prepared by management of Acquisition Sub and Newco, in form and substance reasonably satisfactory to Micron and MJP, on a quarterly basis for the immediately following fiscal year; and

(e)           as soon as available, but in any event within 7 days after the first day of each fiscal quarter of Acquisition Sub and Newco, a reasonably detailed description of any and all material modifications and supplements to the annual business plan, forecast and budget referred to in Section 2.8(d);

(f)           promptly following each meeting of the board of directors (or any committee of the board of directors) of any Tower Party, copies of all materials submitted to the board of directors (or any such committee of the board of directors) of any Tower Party with any third party confidential information and information deemed in good faith to be of a highly sensitive nature by such Tower Party redacted therefrom; and

(g)           promptly, but in any event within 3 days of receipt thereof by any Tower Party, copies of any amendments to, or default notices or waivers in respect of, the Subordinated Debt Documents or any Permitted Indebtedness.

Each Tower Party represents and warrants to the Micron Parties that (i) the opinions, assumptions and timetables contained in the Business Plan (including both the alternate case assumptions and the base assumptions, as defined therein) are reasonable and (ii) the financial, business and other projections set out in the Business Plan (including both the alternate case assumptions and the base assumptions, as defined therein) have been prepared with due diligence, care and consideration.  The foregoing representation and warranty shall be deemed to have been repeated upon the furnishing of the annual business plan and budget and quarterly updates thereto to the Micron Parties by the Tower Parties.

2.9           Company Certificates.  The Tower Parties will deliver to Micron and MJP:

(a)           Concurrently with the delivery of the annual and quarterly financial statements referred to in Sections 2.7 and 2.8, certificates of a senior executive officer of Newco and Acquisition Sub on behalf of Newco and Acquisition Sub, respectively, which shall be certified as accurate by Newco’s and Acquisition Sub’s auditors in a form reasonably satisfactory to the Micron Parties and:

(i)      setting out in reasonable detail, with respect to the audited annual financial statements referred to in Section 2.8(a), computations establishing the cash flow from operating activities (if any) for that fiscal year;

(ii)      setting out in reasonable detail computations establishing, as at the date of such financial statements, the following financial ratios for such Quarter or fiscal year (as the case may be):  Consolidated EBITDA and Consolidated Debt Service Coverage Ratio; and

(iii)     for each Quarter, a statement regarding aging of accounts receivable.

(b)           Concurrently with the delivery of the annual and quarterly financial statements referred to in Sections 2.7 and 2.8, certificates of a senior executive officer of Newco and Acquisition Sub on behalf of Newco and Acquisition Sub, respectively, setting out:

(i)      in reasonable detail computations establishing as at the date of such financial statements, whether each of the financial ratios set out in Article IV were complied with and certifying that:

(A)           the relevant financial statements fairly present (in relation to the relevant accounting period) the financial position of Newco or Acquisition Sub, as applicable;

(B)           the relevant financial statements were prepared in accordance with GAAP, consistently applied; and

(C)           no Trigger Event or Potential Trigger Event has occurred or, if it has occurred, specifying the Trigger Event or Potential Trigger Event and the steps, if any, being taken to remedy it; and

(ii)       the number of shares in Newco or Acquisition Sub, if any, held by each shareholder (other than Acquisition Sub or Tower) thereof as at the end of such accounting period.

2.10           Notices.  The Tower Parties will:

(a)           notify the Micron Parties immediately of details of any material default under any Material Contract or adverse claims against a Tower Party by any party to any Material Contract or by any other Person in connection with the Fab or of any other material claim by a Person against Newco or Acquisition Sub, whether or not in connection with the Fab;

(b)            notify the Micron Parties of details of any shut-down of the Fab, any force majeure event under a Material Contract and any event which might interrupt Fab operations or performance in any material respect; and

(c)           notify the Micron Parties of any Trigger Event or any Potential Trigger Event, of which any Tower Party is aware (and the steps, if any, being taken to remedy such Trigger Event or Potential Trigger Event) promptly upon becoming aware thereof.

2.11           Other Information and Notices.  The Tower Parties shall furnish to the Micron Parties:

(a)           promptly, all notices, reports or other documents required by law to be dispatched by Newco or Acquisition Sub to its shareholders generally (or any class of them) or to the holders of any Material Debt and all notices, reports or other documents relating to the financial difficulties or debt obligations of Newco or Acquisition Sub dispatched by or on behalf of Newco or Acquisition Sub to its creditors generally or to any class of its creditors;

(b)           promptly, copies of notices or other filings made by Newco or Acquisition Sub with the SEC or any other regulatory Governmental Authority;

(c)           within 21 (twenty-one) days of the end of each calendar month, statements of cash flow (for Newco and Acquisition Sub) for such month in the format set out in the uses and sources statement included in the Business Plan;

(d)           as soon as the same are instituted or, Threatened, details of any litigation, arbitration or other Proceedings involving it which, if adversely determined, would have a Material Adverse Effect; or which involves a liquidated claim or alleged liability which is likely to be in excess of $1,000,000 or its equivalent, or, together with any other claims or alleged liability, to be in excess of $2,000,000 (or its equivalent) in aggregate;

(e)           promptly, such further information regarding the Fab or a Tower Party’s financial condition, business and assets (including any requested amplification or explanation of any item in any financial statements, the Business Plan or other material provided by a Tower Party hereunder) as the Micron Parties may reasonably request from time to time;

(f)           promptly, upon being notified of the same, details of the occurrence of a Change of Ownership or details of any proposed Change of Ownership of which it is aware;

(g)           promptly, on request, certificates signed by the CEO of Newco or Acquisition Sub as to compliance by Newco or Acquisition Sub with the Transaction Documents, including Collateral Documents, and as to the absence of any Trigger Event or Potential Trigger Event;

(h)           promptly, notice of any Enforcement Action, Trigger Event or Potential Trigger Event and the steps being taken to remedy same; and

(i)           promptly after the execution thereof, any Contract which Newco or Acquisition Sub reasonably considers may constitute a Material Contract, and Newco and Acquisition Sub shall promptly take all steps required by the Micron Parties to duly pledge and assign by way of charge all rights and interest of Newco and Acquisition Sub under such Material Contracts in accordance with the Collateral Documents; and

(j)           notice of any matter (including any Environmental Matter) that has resulted or could reasonably be expected to result in a Material Adverse Effect.

2.12           Additional Information.  As soon as practicable (and, in any event, within 60 (sixty) days after the end of each Quarter), the Tower Parties shall send to the Micron Parties:

(a)           details of any Investment(s) made or resolved to be made by Newco or Acquisition Sub in an amount equal to or in excess of, individually or in the aggregate, $1,000,000 during the preceding Quarter;

(b)           a resolution of any organ of Newco or Acquisition Sub to make, or evidencing any intention to make, whether conditionally or unconditionally, preparations for the issuance of a prospectus and/or any offer to the public (whether or not any such offer requires the approval or publication of a prospectus), in any jurisdiction, relating to the sale or offer of any securities or debentures of Newco or Acquisition Sub;

(c)           details of any loans (other than loans to employees in the ordinary course of Newco’s or Acquisition Sub’s business) or guarantees made by Newco or Acquisition Sub, exceeding in each case $500,000 or loans or guarantees exceeding $1,000,000 in aggregate; and

(d)           any Disposition as referred to in Section 3.7, the dollar amount (or, if denominated in a currency other than dollars, the dollar equivalent) of the Net Proceeds of which equals or exceeds $1,000,000 when aggregated with the Net Proceeds of all such other disposals in the fiscal year in which such Quarter occurs, equals or exceeds $1,000,000.

2.13           Access.

(a)           Each Tower Party shall, subject to prior coordination with such Tower Party of the time, permit any professional adviser (including the Micron Adviser) to the Micron Parties or representative of the Micron Parties to have access to the Group’s corporate, financial and operational books, records, accounts, documents, computer programmes, data or other information in the possession of or available to it, subject to such adviser executing a confidentiality undertaking in customary form reasonably acceptable to the Micron Parties, on the one hand, and such Tower Party, on the other hand, and to take such copies as may be considered appropriate by such representative or professional adviser and to discuss the affairs, finances and financial statements and results of such Tower Party with the directors, officers and auditors of such Tower Party, all at such reasonable times after giving written notice and as often as the Micron Parties may from time to time request.  For the removal of doubt, the Micron Adviser and such other professional advisors shall be entitled to reveal to the Micron Parties all confidential information regarding the Group to which it has access.

(b)           For the avoidance of doubt, no information or access provided to any of the Micron Parties’ professional advisors, including, the adviser to the Micron Parties on financial and accounting matters (“the Micron Adviser”), pursuant to this Agreement shall release any Tower Party from its obligations to make and provide, and to be fully responsible for, all reports and notices as shall be required under this Agreement, or in any way place any responsibility on the Micron Parties with respect to any Tower Party or to any third parties with respect to such information and access, including, any claim that any knowledge obtained by the Micron Parties’ professional advisors (including the Micron Advisor), constitutes any waiver of any nature or acceptance by the Micron Parties of any such matter or matters as to which the Micron Parties’ professional advisors (including the Micron Advisor) obtain knowledge.

ARTICLE III
RESTRICTIVE COVENANTS

From the date hereof to and including June 3, 2013:

3.1           Liens.  Acquisition Sub and Newco shall not, and shall not permit any of their respective Subsidiaries to, nor shall Tower cause Newco, Acquisition Sub or any of their respective Subsidiaries to, create, incur, assume or suffer to exist any Lien on the whole or any part of the present or future properties, assets, business or undertakings of Newco, Acquisition Sub or any of their respective Subsidiaries, other than the following:

(a)           Liens in favor of the Micron Parties;

(b)           Liens securing Indebtedness permitted under Section 3.2(b); provided that (i) such Liens do not at any time encumber any Collateral or any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(c)           Liens on the shares of Newco owned by Acquisition Sub made in favor of the Tower Lenders pursuant to documentation in form and substance reasonably satisfactory to the Micron Parties;

(d)           subject to an intercreditor agreement reasonably satisfactory to the Micron Parties with the lenders (which for avoidance of doubt, shall not be affiliates of Newco or Acquisition Sub, except for Bank Leumi Le-Israel B.M. and Bank Hapoalim B.M.) providing Permitted Working Capital Indebtedness or Additional Permitted Indebtedness, first-priority Liens in favor of such lenders on such portion of the Collateral or of any other property or assets of Newco, Acquisition Sub or any of their respective Subsidiaries, in each case as is reasonably necessary to secure such Permitted Working Capital Indebtedness or Additional Permitted Indebtedness and as is reasonably requested by such lenders, and in each case only so long as the Micron Parties retain a second-priority Lien on such portion of the Collateral, other property and assets, all on terms and in form and substance reasonably acceptable to the Micron Parties; provided, that without the Micron Parties’ prior written consent, any such first-priority Liens in favor of such lenders shall not be granted pursuant to documents (such as a factory foundation mortgage) that describe the applicable property or assets (and their locations) in more detail than the Collateral Documents or that include any proprietary or confidential information about the Fab and related equipment or machinery; and

(e)           Liens on the Subordinated Notes made in favor of the Tower Lenders pursuant to documentation in form and substance reasonably satisfactory to the Micron Parties; provided that the Tower Parties shall use their reasonable best efforts to obtain from the Tower Lenders and deliver to the Micron Parties written confirmations (reasonably satisfactory to the Micron Parties) by the Tower Lenders to the Micron Parties of the Tower Lenders’ agreement with the terms and conditions of Article VII.

3.2           Indebtedness.  Acquisition Sub and Newco shall not, and shall not permit any of their respective Subsidiaries to, nor shall Tower cause Newco, Acquisition Sub or any of their respective Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:

(a)           Indebtedness under this Agreement or the Collateral Documents;

(b)           Indebtedness in respect of capitalized leases and purchase money obligations for fixed or capital assets (other than the Collateral) within the limitations set forth in Section 3.1(b);

(c)           unsecured obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the Ordinary Course of Business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party; provided that the aggregate Swap Termination Value thereof shall not exceed $1,000,000 at any time outstanding;

(d)           the Subordinated Note of Newco and other unsecured Indebtedness of Newco or Acquisition Sub owing to Newco or Acquisition Sub; provided that such Subordinated Note and such other unsecured Indebtedness are subordinated to the Tower Parties’ obligations under the Transaction Documents pursuant to Article VII or other documentation in form and substance satisfactory to the Micron Parties;

(e)           the Subordinated Note of Acquisition Sub and other unsecured Indebtedness of Newco or Acquisition Sub owing to Tower; provided that (i) no principal of, or interest on, such Subordinated Note or any such other unsecured Indebtedness shall be due or payable before the date that is six months after the second anniversary of the Closing Date (except to the extent that Permitted Interest Payments are expressly permitted to be paid under Section 7.1) and (ii) such Subordinated Note and such other unsecured Indebtedness are subordinated to the Tower Parties’ obligations under the Transaction Documents pursuant to Article VII or other documentation in form and substance satisfactory to the Micron Parties;

(f)           Indebtedness of Newco and its Subsidiaries owing under the credit facility described in Section 5.22 of the Master Agreement, solely for Newco’s ordinary working capital purposes, and not exceeding $30,000,000 (or the yen equivalent thereof) in aggregate principal amount at any time (the “Permitted Working Capital Indebtedness”); provided, that (i) Newco and its Subsidiaries shall not use proceeds of the Permitted Working Capital Indebtedness for Investment purposes and (ii) the Permitted Working Capital Indebtedness shall remain available to fund emergency operating contingencies of Newco and its Subsidiaries, and shall not be used to make capital expenditure investments or other Investments;

(g)           Indebtedness of Newco and its Subsidiaries, solely for Newco’s ordinary working capital and capital expenditure purposes, and not exceeding $30,000,000 (or the yen equivalent thereof) in aggregate principal amount at any time (the “Additional Permitted Indebtedness”); provided that each time Newco incurs or draws any such Additional Permitted Indebtedness, Tower makes at the same time a cash capital contribution to Newco in an amount equal to the principal amount of such Additional Permitted Indebtedness incurred or drawn; and

(h)           unsecured Indebtedness in an aggregate principal amount not to exceed $1,000,000 at any time outstanding.

3.3           Distributions.  Acquisition Sub and Newco shall not, and shall not permit any of their respective Subsidiaries to, nor shall Tower cause Newco, Acquisition Sub or any of their respective Subsidiaries to, declare or make, directly or indirectly, any Distribution, or incur any obligation (contingent or otherwise) to do so, or issue or sell any Equity Interests in respect of Newco or Acquisition Sub, or accept any capital contributions, except for (a) the Repurchase and (b) capital contributions from Tower or any of its Subsidiaries.

3.4           Mergers and Amalgamations.  Acquisition Sub and Newco shall not, and shall not permit any of their respective Subsidiaries to, nor shall Tower cause Newco, Acquisition Sub or any of their respective Subsidiaries to, enter into or resolve to approve any merger, consolidation, amalgamation or scheme of reconstruction or in any way transfer its or their respective businesses or part thereof, except (a) for the Repurchase, (b) so long as Acquisition Sub agrees to assume all of Newco's obligations under the Transaction Documents pursuant to documentation in form and substance satisfactory to MJP, for the Merger, or (c) with the prior written consent of the Micron Parties.

3.5           Investments.  Acquisition Sub and Newco shall not, and shall not permit any of their respective Subsidiaries to, nor shall Tower cause Newco, Acquisition Sub or any of their respective Subsidiaries to, make any Investments, except:

(a)           Investments held by Acquisition Sub or Newco in the form of Cash Equivalents;

(b)           advances to officers, directors and employees of Acquisition Sub or Newco in an aggregate amount not to exceed $100,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(c)           Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the Ordinary Course of Business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(d)           so long as (i) no Trigger Event or Potential Trigger Event is continuing and (ii) Newco is in compliance with its financial covenants under Article IV both before and after giving effect to such investments, capital expenditure investments by Acquisition Sub or Newco made in compliance with the Business Plan, in an aggregate cumulative amount not to exceed $65,000,000 (whether made using the proceeds of Additional Permitted Indebtedness, funded by Tower, or otherwise) at any time until the second anniversary of the date hereof; provided that all such investments shall be limited to capital expenditures to purchase capital equipment used for Newco’s production purchases; and

(e)           Acquisition Sub may own the Equity Interests of Newco.

3.6           Transactions with Affiliates.  Acquisition Sub and Newco shall not, and shall not permit any of their respective Subsidiaries to, nor shall Tower cause Newco, Acquisition Sub or any of their respective Subsidiaries to, directly or indirectly, except with the prior written consent of the Micron Parties, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise have any dealings or enter into any transaction after the date of this Agreement with, any interested person (Baal Inyan), affiliate or any Subsidiary of Tower or with any Lead Investor or affiliate of a Lead Investor, except on terms no more favorable to such other Person than would apply in the case of arm’s length Contracts entered into in the Ordinary Course of Business, except for transactions which are not material.

3.7           Dispositions.  Acquisition Sub and Newco shall not, and shall not permit any of their respective Subsidiaries to, nor shall Tower cause Newco, Acquisition Sub or any of their respective Subsidiaries to, make any Disposition or enter into any agreement to make any Disposition, except:

(a)           without limiting Section 6.5(b), Dispositions of under-utilized, obsolete or worn out property, whether now owned or hereafter acquired, in the Ordinary Course of Business; provided that any such Disposition would not jeopardize Acquisition Sub’s or Newco's ability to comply with its obligations under the Supply Agreement, including under Section 10.5 of the Supply Agreement;

(b)           Dispositions of inventory in the Ordinary Course of Business;

(c)           Nonexclusive licenses of intellectual property in the Ordinary Course of Business; and

(d)           Dispositions permitted by Section 3.4;

provided, that any Disposition pursuant to Section 3.7(a) or Section 3.7(b) shall be for not less than fair market value.

ARTICLE IV
FINANCIAL COVENANTS

From the date hereof to and including June 3, 2013, neither Newco nor Acquisition Sub shall, nor shall Tower cause Newco or Acquisition Sub to:

4.1           Minimum Consolidated EBITDA of Newco.  For any Measurement Period, permit Consolidated EBITDA, for such Measurement Period, to be less than the amount for such Measurement Period as set out in Schedule 4.1.

4.2           Consolidated  Debt Service Coverage Ratio.  Permit the Consolidated Debt Service Coverage Ratio as of the last day of any Quarter to be less than 1.25:1.0.

ARTICLE V
COLLATERAL PROVISIONS; REMEDIES

5.1           General.  Newco agrees to grant to the Micron Parties until the second anniversary of the Closing Date a first-priority, perfected security interest in the Collateral, subject to no Liens other than (i) Liens in favor of the Micron Parties and (ii) to the extent expressly permitted under Section 3.1(d).  In furtherance of the foregoing, Newco will:

(a)           on the Closing Date, duly execute and deliver to the Micron Parties the Collateral Documents, securing the prompt payment and performance by Newco of the Obligations, and certified copies of the resolutions of Newco approving the Collateral Documents;

(b)           take whatever action (including the registration and recording of the Collateral Documents, the filing of applicable filings, the giving of notices and the endorsement of notices on title documents, and the payment of related registration and filing fees) as may be necessary or reasonably advisable to vest in the Micron Parties (or in any representative of a Micron Party designated by it) valid and subsisting, first-priority and perfected Liens on the properties purported to be subject to the Collateral Documents, enforceable against all third parties in accordance with their terms, and subject to no other Liens;

(c)           at any time upon reasonable request of any Micron Party, promptly execute and deliver any and all further instruments and documents and take all such other action as such Micron Party may deem necessary or reasonably desirable to perfect and preserve the first-priority (or, solely to the extent expressly permitted under Section 3.1(d), second-priority) Liens granted pursuant to the Collateral Documents;

(d)           without limiting the generality of the foregoing, take the actions listed on Schedule 5.1(d) within the time periods set forth on Schedule 5.1(d).

5.2           Representation and Warranty.  Newco represents and warrants to each Micron Party that (a) the provisions of the Collateral Documents are effective to create in favor of the Micron Parties a legal, valid and enforceable first priority Lien on all right, title and interest of Newco in the Collateral described therein, and (b) except for filings completed prior to the Closing Date and as expressly contemplated by the Collateral Documents, no filing or other action will be necessary to perfect or protect such Liens.

5.3           Remedies Upon Trigger Event.

(a)           Upon the occurrence of a Class I Trigger Event on or before June 3, 2013, the Micron Parties will have the right, exercisable within 90 days after June 3, 2013, in their sole discretion, to exercise any one or more of their rights under Article VI, Section 8.13, the Accelerated Purchase Right, Section 16.2 of the Supply Agreement, and/or the Collateral Documents, as the Micron Parties may elect; provided, that (1) if the Micron Parties elect to pursue, and receive, liquidated damages under and as specified in Section 16.2 of the Supply Agreement, then the Micron Parties will not also exercise the Repurchase, and (2) if the Micron Parties exercise the Repurchase pursuant to Article VI, then the Micron Parties may also sue for and receive damages but will not exercise their rights under Section 16.2 of the Supply Agreement.

(b)           Upon the occurrence of a Class II Trigger Event on or before June 3, 2013, the Micron Parties will have the right, exercisable within 90 days after June 3, 2013, in their sole discretion, to exercise any one or more of their rights under Article VI and/or the Accelerated Purchase Right as the Micron Parties may elect, subject to Section 8.13.

(c)           Upon the occurrence of a Class III Trigger Event on or before June 3, 2013, the Micron Parties will have the right, exercisable in their sole discretion, to exercise within 90 days after June 3, 2013, the Accelerated Purchase Right, subject to Section 8.13.

(d)           Except as provided in the proviso to Section 5.3(a), the foregoing remedies set forth in this Section 5.3 shall not limit the rights and remedies of the Micron Parties under Section 8.13 or under any other contract (including the Supply Agreement), at law or in equity, regardless of when a Trigger Event may or may not occur.

ARTICLE VI
PURCHASE RIGHT UPON TRIGGER EVENT;
EXCLUDED TOOLS

6.1           General.  Upon the occurrence of a Class I Trigger Event or a Class II Trigger Event on or before June 3, 2013, the Micron Parties will have the right, exercisable in their sole discretion, by notice to the Tacoma Parties within 90 days after June 3, 2013, to purchase all (but not less than all) of the Newco Assets in accordance with the terms and conditions of this Article VI.

6.2           Appraisal of Newco Assets.  Unless otherwise determined by the Micron Parties in their sole discretion, promptly (and in any event within five calendar days or such later date as the Parties may mutually agree in writing) following the occurrence of a Trigger Event on or before June 3, 2013, the Parties shall work together in good faith in an effort to jointly select a mutually reasonably agreed upon appraisal firm (such mutually agreed upon valuation firm, the “Agreed Valuation Firm”).  If the Parties are unable to agree upon an Agreed Valuation Firm within such five-day period, then on or before the fifth (5th) calendar day thereafter (i) the Tower Parties shall notify the Micron Parties of the identity of the Tower Appraiser, (ii) the Micron Parties shall notify the Tower Parties of the identity of the Micron Appraiser and (iii) the Parties shall instruct their respective Appraisers to jointly select a Third Appraiser within ten calendar days (or such later date as the Parties may mutually agree in writing) following the occurrence of such Trigger Event.  The Parties agree to provide prompt notice to the applicable Appraisal Firms of the Trigger Event and to cause the applicable Appraisal Firms to perform an appraisal to determine the fair market value of the Newco Assets (which appraisals shall take into account all of the assets and liabilities of Newco but shall not take into account the value of the Excluded Tools).  The appraisals shall be completed as promptly as reasonably practicable, and in any event within thirty (30) days, following notice to the Agreed Valuation Firm or Third Appraiser, as applicable, of the Trigger Event.  The fair market value determination by each applicable Appraisal Firm shall be set forth in a written report delivered to all the Parties (each, an “Appraisal Report”).  The Tower Parties shall pay for the fees and disbursements of the Tower Appraiser.   The Micron Parties shall pay for the fees and disbursements of the Micron Appraiser.   The fees and disbursements of the Agreed Valuation Firm or the Third Appraiser, as applicable, shall be split equally between the Micron Parties, on the one hand, and the Tower Parties, on the other hand.

6.3           Purchase Right.  On or before the tenth (10th) business day following the first date on which all applicable Appraisal Firms have delivered their respective Appraisal Reports (the “Purchase Period”), either Micron Party may elect to purchase, either directly and/or through one or more designees, the Newco Assets by delivery of written notice to the Tower Parties specifying such election (the “Purchase Notice”).  The fair market value determination by the Agreed Valuation Firm (if the parties agree on an Agreed Valuation Firm) or, if the parties do not agree on an Agreed Valuation Firm, the average of the fair market value determinations of the two Appraisal Firms whose fair market value determinations are closest to one another (as applicable, the “Appraised Fair Market Value”), shall be final, binding and conclusive on the Parties.  The purchase price for the Newco Assets will equal the Appraised Fair Market Value.  If neither Micron Party delivers the Purchase Notice to the Tower Parties within the Purchase Period, then the right of the Micron Parties to purchase the Newco Assets with respect to such Trigger Event (but not with respect to any subsequent Trigger Event which occurs on or prior to June 3, 2013) shall expire.

6.4           Consummation of Purchase.  If one of the Micron Parties delivers the Purchase Notice to the Tower Parties within the Purchase Period, such Micron Party and the Tower Parties each hereby agree (and agree to cause their controlled affiliates) to execute and deliver such agreements, documents, certificates and other writings and to take such other actions as may be reasonably necessary or desirable in order to consummate the purchase by the Micron Party and/or one or more of its designees (collectively, the “Purchaser”) and the sale by the Tower Parties of the Newco Assets as soon as reasonably practicable, and in any event within thirty (30) days after, delivery of the Purchase Notice (or such longer period to the extent necessary to comply with applicable regulatory and legal requirements that must be complied with in order to effect the sale of the Newco Assets to the Purchaser).

6.5           Excluded Tools.

(a)           The right of the Micron Parties to purchase the Newco Assets shall not extend to the Excluded Tools.  In the event a Micron Party exercises the purchase right under this Article VI, the Tower Parties will have the right to remove any of the Excluded Tools from Newco’s facilities prior to consummating the purchase and sale of the Newco Assets.

(b)           In the event any of the Tower Parties or any of their respective Subsidiaries determines, directly or indirectly, to Dispose of any of the Excluded Tools, then the Tower Party shall, or shall cause its applicable Subsidiary to, first offer to sell such Excluded Tool to the Micron Parties or one or more of their designated affiliates for cash or such other consideration as is reasonably acceptable to the Parties, which offer (and any subsequent purchase and sale) shall be conducted in a manner consistent with the procedures set forth in Section 5.11(a) of the Master Agreement.

6.6           Third Appraiser.  Each Party agrees to execute, if requested by the Third Appraiser, an engagement letter with the Third Appraiser on terms customary and reasonable for engagements of the nature contemplated by this Article VI.  The Parties may, upon mutual agreement, replace the Third Appraiser with a different appraisal firm.  If the Third Appraiser decides to resign or is for any reason unable to carry out the appraisal of the Newco Assets in the time and manner contemplated hereby, the Parties agree to use their commercially reasonable efforts to designate a mutually acceptable appraisal firm to replace the Third Appraiser as soon as reasonably practicable after being notified of such resignation or becoming aware of such inability, and if the Parties cannot so agree within ten calendar days of such notice or awareness, then the Parties agree to instruct the Micron Appraiser and Tower Appraiser to jointly select a replacement appraisal firm.  Any replacement appraisal firm selected pursuant to this Section 6.6 shall be deemed for all purposes thereafter to be the “Third Appraiser” hereunder.

ARTICLE VII
SUBORDINATION

7.1           Subordination.  Each Tower Party covenants and agrees, and each Subordinated Creditor by its acceptance of any Subordinated Debt Documents covenants and agrees, notwithstanding anything to the contrary contained in any Subordinated Debt Document, that the payment of any and all of the Subordinated Intercompany Debt shall be subordinate and subject in right and time of payment, to the extent and in the manner set forth in this Agreement, to the prior indefeasible payment and performance in full and in cash of all Obligations.  Each holder of Obligations shall be deemed to have acquired Obligations in reliance upon the provisions contained in this Article.  Notwithstanding the terms of the Subordinated Debt Documents, each of Newco and Acquisition Sub hereby agrees that it will not make, and each Subordinated Creditor hereby agrees that it will not accept, any Subordinated Debt Distribution, whether in cash, securities or other property, with respect to or as payment for the Subordinated Intercompany Debt until the Subordination Termination Date; provided, that so long as no Trigger Event or Potential Trigger Event has occurred and is continuing, Newco may make Permitted Interest Payments to Acquisition Sub and Acquisition Sub may make Permitted Interest Payments to Tower.  For avoidance of doubt, no Permitted Interest Payments may be made or accepted if a Trigger Event or Potential Trigger Event has occurred and is continuing.

7.2           Bankruptcy Event.  In the event of any Bankruptcy Event involving Newco or Acquisition Sub:

(a)           Newco and Acquisition Sub shall not make, and no Subordinated Creditor shall receive, any Subordinated Debt Distribution on account of or as payment for any Subordinated Intercompany Debt prior to the Subordination Termination Date.

(b)           Any Subordinated Debt Distribution which would otherwise, but for the terms hereof, be payable or deliverable in respect of the Subordinated Intercompany Debt shall be paid or delivered directly to the Micron Parties until the Subordination Termination Date.  Each Subordinated Creditor irrevocably authorizes, empowers and directs any debtor, debtor-in-possession, receiver, trustee, liquidator, custodian, conservator or other Person having authority, to pay or otherwise deliver all such Subordinated Debt Distributions to the Micron Parties.  Each Subordinated Creditor also irrevocably authorizes and empowers each Micron Party, in the name of such Subordinated Creditor, to demand, sue for, collect and receive any and all such Subordinated Debt Distributions and other amounts owing under the Subordinated Debt Documents.

(c)           Each Subordinated Creditor agrees not to initiate, prosecute or participate in any claim, action or other proceeding challenging the enforceability, validity, perfection or priority of the Obligations or any Liens securing the Obligations.

(d)           Each Subordinated Creditor agrees that the Micron Parties may consent to the use of cash collateral or provide financing (including debtor-in-possession financing) to Newco on such terms and conditions and in such amounts as the Micron Parties, in their sole discretion, may decide and, in connection therewith, Newco may grant to the Micron Parties Liens on all of the property of Newco, which Liens (i) shall secure payment of all Obligations (whether such Obligations arose prior to the commencement of any Bankruptcy Event or at any time thereafter) and all other financing provided by the Micron Parties (if any) during such Bankruptcy Event and (ii) shall be superior in priority to the liens and security interests, if any, in favor of any Subordinated Creditor on the property of Newco or Acquisition Sub.  Each Subordinated Creditor agrees that it will not object to or oppose a sale or other disposition of any property securing all or any part of the Obligations free and clear of security interests, liens or other claims of Subordinated Creditor under applicable Bankruptcy Laws if the Micron Parties have consented to such sale or disposition.  Each Subordinated Creditor agrees not to assert any right it may have to “adequate protection” (or Japanese or Israeli equivalent) of such Subordinated Creditor’s interest in any Collateral or any other assets of Newco or Acquisition Sub in any Bankruptcy Event and agrees that it will not seek to have the automatic stay (or equivalent in Japan or Israel) lifted with respect to any properties or assets of Newco or Acquisition Sub without the prior written consent of the Micron Parties.

(e)           Each Subordinated Creditor agrees to execute, verify, deliver and file any proofs of claim (or Japanese or Israeli equivalents) in respect of the Subordinated Intercompany Debt requested by Micron in connection with any such Bankruptcy Event and hereby irrevocably authorizes, empowers and appoints Micron and MJP as its agent and attorney-in-fact to execute, verify, deliver and file such proofs of claim upon the failure of such Subordinated Creditor promptly to do so prior to 30 days before the expiration of the time to file any such proof of claim; provided that no Micron Party shall have any obligation to execute, verify, deliver, file and/or vote any such proof of claim.

(f)           The Obligations shall continue to be treated as Obligations and the provisions of this Agreement shall continue to govern the relative rights and priorities of the Micron Parties and Subordinated Creditors even if all or part of the Obligations or the security interests securing the Obligations are subordinated, set aside, avoided, invalidated or disallowed in connection with any such Bankruptcy Event, and this Agreement shall be reinstated if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by any holder of Obligations or any representative thereof.

7.3           Subordinated Debt Standstill Provisions.  Until the Subordination Termination Date, no Subordinated Creditor shall, without the prior written consent of the Micron Parties, take any Enforcement Action with respect to the Subordinated Intercompany Debt.  Any Subordinated Debt Distributions or other proceeds of any Enforcement Action obtained by any Subordinated Creditor in violation of the immediately preceding sentence shall in any event be held in trust by it for the benefit of the Micron Parties and promptly paid or delivered to Micron (on behalf of the Micron Parties) in the form received.

7.4           Incorrect Payments and Payover.  Until the Subordination Termination Date, if any Subordinated Debt Distribution on account of or as payment for the Subordinated Intercompany Debt that is not permitted to be made by Newco or Acquisition Sub or accepted by any Subordinated Creditor under this Agreement is nonetheless made or received by any Subordinated Creditor, such Subordinated Debt Distribution shall be segregated and held in trust by such Subordinated Creditor for the benefit of the Micron Parties and shall be promptly paid over to the Micron Parties for application (in accordance with the Transaction Documents) to the payment of the Obligations then remaining unpaid.

7.5           No Liens Securing Subordinated Intercompany Debt.   The Subordinated Intercompany Debt shall remain unsecured. Notwithstanding the immediately preceding sentence, if any Subordinated Creditor obtains any Liens on the Collateral or any other assets of Newco or Acquisition Sub, all such Liens obtained by such Subordinated Creditor on the Collateral and any other assets of Newco or Acquisition Sub (other than Liens on the Subordinated Note issued by Newco and granted by Acquisition Sub in favor of the Tower Lenders which are expressly permitted under, and created in compliance with, Section 3.1(e)) shall be and hereby are subordinated for all purposes and in all respects to the Liens of the Micron Parties on the Collateral and any other assets of Newco or Acquisition Sub, regardless of the validity, enforceability, avoidance, dispute, unperfection, or the time, method, manner or order of the grant, attachment, filing or perfection of any such Liens, any provision of applicable law, any Bankruptcy Laws, any Transaction Document or any Subordinated Debt Document, or any other circumstance whatsoever, until the Subordination Termination Date.   Each Subordinated Creditor agrees that it will not at any time contest the validity, perfection, priority or enforceability of the Obligations, the Transaction Documents or the Liens of the Micron Parties on the Collateral or any other assets of Newco or Acquisition Sub securing the Obligations.  In the event that any Micron Party releases or agrees to release any of its Liens on the Collateral or any other assets of Newco or Acquisition Sub in connection with the sale or other disposition thereof, or if any of the Collateral or any other assets of Newco or Acquisition Sub are sold or retained pursuant to a foreclosure or similar action, each Subordinated Creditor agrees that its Liens on such Collateral and other assets of the Company, if any, shall automatically be released, and Subordinated Creditor shall (or shall cause its agent to) promptly execute and deliver to the Micron Parties or authorize the Micron Parties to file such termination statements and releases as a Micron Party may reasonably request to effect the release of the Liens of such Subordinated Creditor.  In furtherance of the foregoing, each Subordinated Creditor hereby irrevocably appoints Micron its attorney-in-fact, with full authority in the place and stead of such Subordinated Creditor and in the name of such Subordinated Creditor or otherwise, to execute and deliver any document or instrument which such Subordinated Creditor may be required to deliver pursuant to this paragraph.  Such appointment is coupled with an interest.

7.6           Sale, Transfer or other Disposition of Subordinated Intercompany Debt.  No Subordinated Creditor shall sell, assign, pledge, dispose of or otherwise transfer all or any portion of the Subordinated Intercompany Debt or any Subordinated Debt Document; provided that the Tower Parties may grant Liens on the Subordinated Notes in favor of the Tower Lenders solely to the extent expressly permitted under, and strictly in compliance with, Section 3.1(e).   Notwithstanding the foregoing sentence, the subordination effected by this Agreement shall survive any sale, assignment, pledge, disposition or other transfer of all or any portion of the Subordinated Intercompany Debt in violation of the terms of the foregoing sentence, and the terms of this Agreement shall be binding upon the successors and assigns of each Subordinated Creditor.

7.7           Legends. Until the Subordination Termination Date, the Subordinated Creditors will cause to be clearly, conspicuously and prominently inserted on the face of each Subordinated Debt Document, as well as any renewals or replacements thereof, the following legend:

“This instrument and the indebtedness, rights and obligations evidenced hereby and any liens or other security interests securing such rights and obligations are subordinate in the manner and to the extent set forth in that certain Credit Support Agreement (as amended, restated, supplemented or modified from time to time, the “Subordination Agreement”) dated as of June 3, 2011, by and among the Subordinated Creditors identified therein and the Micron Parties identified therein, to certain indebtedness, rights, and obligations of the Borrower and Lender to the Micron Parties (as defined therein) and liens and security interests of the Micron Parties securing the same all as described in the Subordination Agreement; and each holder and transferee of this instrument, by its acceptance hereof, irrevocably agrees to be bound by the provisions of the Subordination Agreement.”

7.8           Modifications to Subordinated Debt Documents. Until the Subordination Termination Date, and notwithstanding anything to the contrary contained in the Subordinated Debt Documents, no Subordinated Creditor shall, without the prior written consent of the Micron Parties, agree to any amendment, modification, waiver or supplement to the Subordinated Debt Documents.

7.9           Reinstatement.  Subject to reinstatement as provided in this Section and except as provided in the proviso at the end of this sentence, this Article VII shall remain effective to and including June 3, 2013, unless on June 3, 2013, (i) any Obligations that initially arose on or prior to June 3, 2013 have not been indefeasibly paid and performed in full and in cash, (ii) any Trigger Event or Potential Trigger Event has occurred and is continuing, or (iii) any other breach by any Tower Party of the Supply Agreement, this Agreement or any Collateral Document shall have occurred and be continuing, in which case, this Article VII shall remain effective until none of the circumstances described in clauses (i) through (iii) is continuing; provided, that notwithstanding the foregoing or any provision to the contrary in any Transaction Document, Sections 7.10 and 7.11 shall remain effective after June 3, 2013 and shall survive any whole or partial termination of this Agreement.  If, at any time after payment and performance in full and in cash of all the Obligations that initially arose on or prior to June 3, 2013, any payments of such Obligations must be disgorged by the Micron Parties for any reason (including any Bankruptcy Event), this Article VII and the relative rights and priorities set forth herein shall be reinstated as to all such disgorged payments as though such payments had not been made and the Subordinated Creditors shall immediately pay over to Micron (on behalf of the Micron Parties) all payments received with respect to the Subordinated Intercompany Debt to the extent that such payments would have been prohibited hereunder.

7.10           Certain Waivers.  To the fullest extent permitted by applicable law, each Subordinated Creditor hereby waives any right to receive the following notices from any Micron Party: (a) notice of acceptance hereof; (b) notice of the creation or existence of any Obligations; (c) notice of the amount of the Obligations; (d) notice of any adverse change in the financial condition of any Tower Party or any account debtor or of any other fact that might increase a Subordinated Creditor’s risk hereunder; (e) notice of presentment for payment, demand, protest, and notice thereof as to any instrument among the Transaction Documents; (f) notice of any Trigger Event or Potential Trigger Event under the Transaction Documents or otherwise relating to the Obligations; and (g) all other notices (except if such notice is expressly required to be given to a Tower Party under any Transaction Document) and demands to which such Subordinated Creditor might otherwise be entitled.  Notwithstanding anything to the contrary, no Subordinated Creditor is waiving, and shall not be deemed to have waived, any rights that such Subordinated Creditor has as a stockholder of Newco or Acquisition Sub, including any voting, consent, preemptive or information rights.  Each Subordinated Creditor hereby waives any rights it may have under applicable law to assert the doctrine of marshaling or to otherwise require any Micron Party to marshal any property of Newco or Acquisition Sub for the benefit of such Subordinated Creditor.

7.11           Rights Relating to Micron Parties’ Actions with respect to the Collateral.

(a)           Each Subordinated Creditor hereby waives, to the fullest extent permitted by applicable law, any rights which it may have to enjoin or otherwise obtain a judicial or administrative order preventing any Micron Party from taking, or refraining from taking, any action with respect to all or any part of the Collateral.  Without limitation of the foregoing, each Subordinated Creditor hereby agrees (1) that it has no right to direct or object to the manner in which any Micron Party applies the proceeds of the Collateral resulting from the exercise by a Micron Party of its rights and remedies under the Transaction Documents to the Obligations and (2) that no Micron Party has assumed any obligation to act as the agent for any Subordinated Creditor with respect to the Collateral or any other assets of Newco or Acquisition Sub.  The Micron Parties shall have the exclusive (vis-à-vis the Subordinated Creditors) right to enforce rights and exercise remedies with respect to the Collateral until the Subordination Termination Date.

(b)           None of Micron, MJP or any of their respective affiliates, directors, officers, employees, or agents shall be liable for failure to demand, collect, or realize upon any of the Collateral or any proceeds thereof or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral or proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or proceeds thereof.  If any Micron Party should act upon, omit to act upon, or exercise any of its contractual rights or remedies under the Transaction Documents (subject to the express terms and conditions hereof), no Micron Party shall have any liability whatsoever to any Subordinated Creditor as a result of such action, omission, or exercise.

(c)           The Micron Parties and each other holder of Obligations may, from time to time, enter into agreements and settlements with Newco, Acquisition Sub or other parties to the Transaction Documents as it may determine in its sole discretion without impairing any of the subordinations, priorities, rights or obligations of the parties under this Agreement, including substituting collateral and releasing any lien on any Collateral or any other asset of Newco or Acquisition Sub.

ARTICLE VIII
MISCELLANEOUS

8.1           No Third Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

8.2           Entire Agreement.  This Agreement and the Supply Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof, and supersede any prior understandings, agreements or representations by or among the Parties, written or oral.

8.3           Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  Except as otherwise provided herein, no Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties.

8.4           Counterparts and Facsimile Signature.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  This Agreement may be executed by facsimile signature.

8.5           Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing.  Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered (a) three (3) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or by next business day delivery via a reputable international overnight courier service or (b) on the date sent after transmission by facsimile with written confirmation, in each case to the intended recipient as set forth below:

If to the Micron Parties, to:

Micron:

Micron Technology, Inc.
8000 S Federal Way
Boise, ID 83716   USA
Fax: +1.208.368.4540
Attention:  General Counsel

MJP:

c/o Micron Technology, Inc.
8000 S Federal Way
Boise, ID 83716    USA
Fax: +1.208.368.4540
Attention:  General Counsel

In each case with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304  USA
Attention:              John A. Fore, Esq.
Michael S. Russell, Esq.
Facsimile No.: +1.650.493.6811

if to Tower, to:

Tower
Ramat Gavriel Industrial Zone
PO Box 619, Midgal Haemek
23105, Israel
Attn: Legal Department
Fax: +972-4-654-7788

with a copy (which shall not constitute notice) to:

Yigal Arnon & Co.
Law Firm
1 Azrieli Center,
Tel Aviv 67021, Israel
Attention:               David H. Schapiro, Esq.
Facsimile No.:        +972-3-608-7714

if to Newco or Acquisition Sub, to:

c/o Tower
Ramat Gavriel Industrial Zone
PO Box 619, Midgal Haemek
23105, Israel
Attn: Legal Department
Fax: +972-4-654-7788

with a copy (which shall not constitute notice) to:

Yigal Arnon & Co.
Law Firm
1 Azrieli Center,
Tel Aviv 67021, Israel
Attention:              David H. Schapiro, Esq.
Facsimile No.:        +972-3-608-7714

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.  Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

8.6           Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

8.7           Exclusive Jurisdiction.  With respect to any matter based upon or arising out of this Agreement or the transactions contemplated by this Agreement, each of the Parties (a) irrevocably consents to the exclusive jurisdiction and venue of the federal courts of the District of Delaware, (b) agrees that process may be served upon them in any manner authorized by the federal laws applicable in the District of Delaware for such persons, (c) waives the defense of an inconvenient forum and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process, and (d) agrees that a final judgment in such legal proceeding shall be final, binding and enforceable in any court of competent jurisdiction.  Each Party agrees not to commence any legal proceedings subject to this Section 8.7 except in such courts.  For the avoidance of doubt, this Section 8.7 shall not preclude any Micron Party from taking such legal action or proceeding in applicable Japanese court as such Micron Party may deem necessary or desirable to enforce or exercise such Micron Party’s Liens and rights in respect of the Collateral Documents.

8.8           Amendments and Waivers.  The Parties may mutually amend any provision of this Agreement.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties.  No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver.  No waiver by any Party with respect to any default or breach hereunder shall be deemed to extend to any prior or subsequent default or breach hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.  Any delay of exercise of any right under this Agreement shall not constitute a waiver of such right.

8.9           Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  The Parties shall use their commercially reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.10           Construction.

(a)           All references herein to Articles, Sections, Exhibits and Schedules shall be deemed to be references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.

(b)           The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”

(c)           The headings set forth in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(d)           All references in this Agreement to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person.

(e)           Any dollar thresholds set forth herein shall not be used as a benchmark for determination of what is or is not “material,” or a “Material Adverse Effect” under this Agreement.

(f)           Unless otherwise specifically provided, all references in this Agreement to “dollars” or “$” shall mean United States Dollars, and all references to “yen” or “¥” shall mean Japanese Yen.

(g)           The definitions set forth in Article I or otherwise referred to in this Agreement shall apply equally to both the singular and plural forms of the terms defined.

(h)           Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(i)           Unless the context shall otherwise require, any reference to any contract, statute, rule or regulation is a reference to it as amended and supplemented from time to time (and, in the case of a statute, rule or regulation, to any successor provision).

(j)           Any reference in this Agreement to a “day” or a number of “days” (without the explicit qualification of “business”) shall be interpreted as a reference to a calendar day or number of calendar days.  In the event that any date provided for in this Agreement falls on a date that is not a business day, such date shall be deemed extended to the next business day.

(k)           Any reference to “third party” or “third Person” shall be interpreted as a reference to a Person who is not a party hereto.

(l)           When a Japanese term has been inserted in italics to clarify or translate a related English term, the Japanese term shall be authoritative for the purpose of interpreting the related English term.

8.11           WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

8.12           Expenses.  Except as expressly provided in this Agreement, the Parties shall bear their respective direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

8.13           Specific Performance.  The Parties agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms thereof and that, prior to the termination of this Agreement pursuant to its terms, the Parties shall be entitled to specific performance (without the need to post a bond) of the terms hereof, in addition to any other remedy at law or equity.

8.14           Merger.  If the Merger occurs and if Acquisition Sub is the surviving entity of the Merger, or if a new company is formed out of the Merger, (a) all rights and obligations of, and with respect to, Newco hereunder shall become rights and obligations of, and with respect to, Acquisition Sub or such new company, as the case may be, and (b) Newco, Acquisition Sub or such new company, as the case may be, shall, as a condition precedent to such Merger, execute and deliver to the Micron Parties, on the date of such Merger, documents in form and substance reasonably satisfactory to the Micron Parties confirming and ratifying such rights and obligations.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

MICRON TECHNOLOGY, INC.

By:   ______________________

Name:  ______________________

Its:  ________________________

MICRON JAPAN, LTD.

By:   ______________________

Name:  ______________________

Its:  ________________________

SIGNATURE PAGE TO CREDIT SUPPORT AGREEMENT

TOWER

TOWER SEMICONDUCTOR LTD.

By:   ______________________

Name:  ______________________

Its:  ________________________

NEWCO

TOWERJAZZ JAPAN, LTD.
(whose address is 302-2 Aza Oikenoue Hirano-cho Nishiwaki-shi Hyogo, Japan)

By:   ______________________

Name:  ______________________

Its:  ________________________

ACQUISITION SUB

TOWERJAZZ JAPAN, LTD.
(whose address is c/o DLA Piper Tokyo Partnership, Meiji Seimei Kan 7f, 1-1, Marunouchi 2-chome, Chiyoda-ku, Tokyo, Japan)

By:   ______________________

Name:  ______________________

Its:  ________________________

SIGNATURE PAGE TO CREDIT SUPPORT AGREEMENT

SCHEDULE 2.2(e)

Certain Insurance

1.	Properties outside Nishiwaki, Japan;

2.	Public, Products, Pollution and Employers Liability;

3.	Personal Accident;

4.	Money Insurance, Marine & Cargo;

5.	Directors & Officers Liability; and

6.	Motor Vehicles

SCHEDULE 4.1

Minimum Consolidated EBITDA

Measurement Period ending on:	Minimum Consolidated EBITDA:
September 30, 2011	1.4
December 31, 2011	0.1
March 31, 2012	3.4
June 30, 2012	3.6
September 30, 2012	4.6
December 31, 2012	4.9
March 31, 2013	4.6
June 30, 2013	3.2
September 30, 2013	2.4
December 31, 2013	1.8
March 31, 2014	1.6
June 30, 2014	2.0

SCHEDULE 5.1(d)

Certain Post-Closing Collateral Actions

[to be attached]

EXHIBIT A

Business Plan

[attached]